EXHIBIT 99.1

DUCOMMUN INCORPORATED

2008 BONUS PLAN

PURPOSE: Reward achievement of Annual Operating Plan of Ducommun Incorporated (the “Company”) to build profitability and provide competitive compensation levels.

CONCEPT: Bonus pool created by the Company’s net income and cash flow from operating activities compared to Target.

PARTICIPANTS: Eight corporate officers and seven key operating officers as set forth on Schedule A.

INCENTIVE AWARD RANGES: 0% to 150% of salary predicated on position.

INCENTIVE AWARD: Based on combination of:

1.	Company performance compared to Target.

2.	Individual manager performance.

APPROVAL: All awards to eight corporate officers and seven key operating officers are subject to the approval of the Compensation Committee of the Board of Directors. All other awards are subject to the approval of the CEO.

DISCRETION: The Compensation Committee, in its discretion, may award bonuses even if financial targets are not met.

DUCOMMUN INCORPORATED

2008 BONUS PLAN

(in $000s)

Definitions

Net Income	=	Ducommun consolidated net income excluding any write-off of goodwill and other intangibles.

Cash Flow	=	Cash flow from operating activities

General

•	No bonus will be paid to corporate or any subsidiary management unless Ducommun Net Income equals or exceeds 80% of Target.

•	Bonus targets for the persons covered by this Plan are expressed as a percentage of 2008 salaries as set forth on Schedule A.

•	Any person added to the Plan during the year must be approved by the CEO of Ducommun, and will be eligible to receive a pro rata bonus for the portion of the year employed.

•	To be eligible to receive a bonus award, a person must be employed by Ducommun or a subsidiary on the date of payment of the 2008 bonus.

•	All amounts shall be calculated after accrual of the bonuses.

•

All bonus awards to the persons listed on Schedule A are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors of Ducommun. The Compensation Committee shall make all interpretations of this Plan, and shall have discretion to make exceptions or adjustments as it deems appropriate.

Bonus Pool

•	A bonus pool shall be generated based one-half on the Net Income and one-half on the Cash Flow of the Company (each, a “Financial Metric”) compared to Target as set forth on Schedule B.

•	The bonus pool shall be calculated as follows:

• Minimum or less	=	$0

• Target	=	sum of target bonus percentage multiplied by the salary* for all persons covered by this Plan (“Aggregate Target Bonuses”).

• Maximum	=	three times the Aggregate Target Bonuses

*	Actual salary earned in 2008

•

Shortfall in performance on one Financial Metric may be offset by over performance on the other Financial Metric. (For example, 90% of Target for Cash Flow and 110% of Target for Net Income creates a bonus pool equal to the Aggregate Target Bonuses.)

•	All bonus pool amounts shall be calculated on a linear basis for performance between two data points.

Bonus Awards

•	Individual bonus awards are based on:

•	Company Net Income and Cash Flow compared to Targets as set forth on Schedule B, and

•	Individual manager performance.

•	Shortfall in performance on one Financial Metric may be offset by over performance on the other Financial Metric.

•

Individual bonus awards generally are subject to adjustment based on individual manager performance so that the individual bonus award would be in the range of 80% to 150% of the amount that would have been awarded to an individual manager based on the Financial Metrics alone, provided, however, that in unusual circumstances the Compensation Committee, in its discretion, may make adjustments to individual manager awards that are greater than this range.